United Security Bancshares Reports 2nd Quarter Financial Results

FRESNO, CA - July 17, 2025. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter ended June 30, 2025. The Company reported net income of $2.2 million, or $0.13 per basic and diluted share, for the quarter ended June 30, 2025, compared to $4.3 million, or $0.25 per basic and diluted share, for the quarter ended June 30, 2024.

Second Quarter 2025 Highlights (as of, or for, the quarter ended June 30, 2025, except where noted):
▪Net interest margin increased to 4.35% for the quarter ended June 30, 2025, compared to 4.28% for the quarter ended June 30, 2024.
▪Annualized average cost of deposits was 1.11% for the quarter ended June 30, 2025, compared to 0.79% for the quarter ended June 30, 2024.
▪Net income for the quarter decreased 49.52% to $2.2 million, compared to $4.3 million for the quarter ended June 30, 2024.
▪Interest and fees on loans increased 1.39% to $13.8 million, compared to $13.6 million for the second quarter of 2024. Interest income increased 0.2% to $15.00 million, compared to $14.97 million for the second quarter of 2024, as a result of the increase in loan and fee income, partially offset by decreases in investment securities income.
▪Interest expense decreased 9.0% to $3.1 million, as a result of decreases in short-term borrowing costs offset by increases in deposit interest expense, compared to $3.5 million for the second quarter of 2024.
▪Noninterest income decreased 50.0% to $758,000, compared to $1.5 million for the quarter ended June 30, 2024. Noninterest income for the quarter ended June 30, 2024 included a gain on proceeds from life insurance of $573,000.
▪The total fair value of the junior subordinated debentures (“TruPS”), inclusive of a change in accrued interest of $4,000, changed by $414,000 during the quarter ended June 30, 2025. A loss of $317,000 was recorded through the income statement and a loss of $93,000 was recorded through accumulated other comprehensive income. For the quarter ended June 30, 2024, the total fair value of TruPS, inclusive of a change in accrued interest of $2,000, changed by $102,000. A loss of $225,000 was recorded through the income statement and a $121,000 gain was recorded through accumulated other comprehensive income.
▪The Company recorded a provision for credit losses of $1.9 million for the quarter ended June 30, 2025, compared to $19,000 for the quarter ended June 30, 2024. The increased credit provision was due to charge-offs within the student loan portfolio and an increase in real estate construction loan volume.
▪Noninterest expense increased 10.99% to $7.7 million, compared to $7.0 million for the quarter ended June 30, 2024.
▪Annualized return on average assets (ROAA) decreased to 0.73%, compared to 1.45% for the quarter ended June 30, 2024.
▪Annualized return on average equity (ROAE) decreased to 6.46%, compared to 13.79% for the quarter ended June 30, 2024.
▪Total loans, net of unearned fees, increased 2.03% to $947.3 million, compared to $928.5 million at December 31, 2024.
▪Total deposits decreased 0.18% to $1.056 billion, compared to $1.058 billion at December 31, 2024.
▪OREO balances increased from $4.6 million at December 31, 2024 to $7.9 million at June 30, 2025 due to the transfer of nonaccrual loans totaling $3.3 million to OREO.

Dennis Woods, President and Chief Executive Officer, stated, “Elevated student loan charge-offs continue to be incurred, primarily due to the recent expiration of payment forbearance programs related to the pandemic. This was the main cause of the $1.9 million provision for credit losses recorded during the quarter. While we may experience future charge-offs in this portfolio, we believe the overall allowance for credit losses is adequate. The net interest margin for the quarter was 4.35%, and the equity position remains strong, totaling $134.3 million.”

“Regarding the branch network, the new location on the Northeast corner of Palm and Herndon, replacing the existing First and Herndon branch in Fresno, is nearing completion. The facility is projected to begin operations in August 2025. Additionally, plans for the renovation of two existing branches in Firebaugh and Caruthers are underway. These investments demonstrate our ongoing commitment to serving customers and reinvesting in communities across our market.”

Provided at the end of this press release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TruPS. Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Quarter Ended June 30, 2025:

For the quarter ended June 30, 2025, the Company reported net income of $2.2 million and earnings per basic and diluted share of $0.13, compared to net income of $4.3 million and $0.25 per basic and diluted share for the quarter ended June 30, 2024. Net income for the quarter ended March 31, 2025, was $2.7 million and $0.16 per basic and diluted share. Net income for the quarter ended June 30, 2025, decreased 49.52% when compared to the quarter ended June 30, 2024. The decrease is primarily the result of an increase of $1.8 million in the provision for credit losses, an increase of $1.0 million in deposit interest expense, an increase of $766,000 in noninterest expense, and a gain on proceeds from life insurance of $573,000 realized during the quarter ended June 30, 2024, partially offset by a decrease of $1.3 million in short-term borrowing expense, a decrease of $895,000 in the income tax provision, and an increase of $189,000 in loan and fee income. ROAE for the quarter ended June 30, 2025, was 6.46%, compared to 13.79% for the quarter ended June 30, 2024. ROAA was 0.73% for the quarter ended June 30, 2025, compared to 1.45% for the quarter ended June 30, 2024. The decrease in both ratios was due primarily to the decrease in income between the two quarters.

The annualized average cost of deposits was 1.11% for the quarter ended June 30, 2025, compared to 0.79% for the quarter ended June 30, 2024. Average interest-bearing deposits increased 14.25% between the periods ended June 30, 2024, and 2025, from $594.1 million to $678.8 million, respectively. Included in interest-bearing deposits are purchased brokered deposits with an average balance of $100.0 million for the quarter ended June 30, 2025. The average rate paid for brokered deposits for the quarter ended June 30, 2025 was 4.55%. The Bank held purchased brokered deposits with an average balance of $50.0 million and an average rate of 5.55% during the quarter ended June 30, 2024. The annualized average cost of funds, which includes deposit and short-term borrowing costs, was 1.14% for the quarter ended June 30, 2025, compared to 1.24% for the quarter ended June 30, 2024. This decrease was due to decreases in short-term borrowings and short-term borrowing rates, partially offset by increases in rates paid on deposits.

Net interest income, before the provision for credit losses, was $11.9 million for the quarter ended June 30, 2025, representing a $341,000, or 2.96%, increase from the $11.5 million reported at June 30, 2024. The increase in net interest income was driven by increases in loan-interest income and decreases in interest expense on short-term borrowings, offset by increases in interest expense on deposits. The Company’s net interest margin of 4.35% for the quarter ended June 30, 2025, increased from 4.28% for the quarter ended June 30, 2024. The increase in the net interest margin is due to decreases in the interest rates on short-term borrowings and TruPS, partially offset by increases in interest rates on interest-bearing deposits and decreases in loan yields and yields on overnight investments held at the Federal Reserve. Loan yields decreased from 6.00% to 5.92% between the two periods and the cost of interest-bearing liabilities decreased from 1.96% to 1.80%. Interest-bearing liabilities include interest-bearing deposits, short-term borrowings, and TruPS. Net interest income for the quarter ended June 30, 2025, before the provision for credit losses, decreased $433,000 from the $12.3 million reported for the quarter ended March 31, 2025. This was primarily due to increases in deposit interest expense and borrowing expenses and decreases in loan and fee income and investment income.

Noninterest income for the quarter ended June 30, 2025, totaled $758,000, a decrease of $759,000 from the $1.5 million in noninterest income reported for the quarter ended June 30, 2024. The decrease is primarily attributed to a gain on proceeds from life insurance of $573,000 realized during the quarter ended June 30, 2024 as well as a loss of $317,000 recorded on the fair value of TruPS for the quarter ended June 30, 2025, compared to a recorded loss of $225,000 for the quarter ended June 30, 2024. The change in the value of TruPS reflected in noninterest income was caused by fluctuations in the Secured Overnight Financing Rate (SOFR) yield curve. Noninterest income decreased $602,000 from the $1.4 million reported for the quarter ended March 31, 2025. This was primarily due to a gain of $270,000 realized on the fair value of TRUPS during the quarter ended March 31, 2025, as compared to a loss of $317,000 realized during the quarter ended June 30, 2025.

Noninterest expense for the quarter ended June 30, 2025, totaled $7.7 million, reflecting a $766,000 increase over the $7.0 million reported for the quarter ended June 30, 2024. The increase between the quarters ended June 30, 2025, and 2024, resulted partially from increases of $643,000 in salaries and employee benefit expenses and $227,000 in other noninterest expense, offset by decreases in professional fees of $292,000. Salaries and employee benefits increased primarily due to increases of $244,000 in group insurance costs, $136,000 in employee salary expense, and $109,000 in stock-based compensation expense. Other noninterest expenses included increases of $217,000 in OREO expense. Noninterest expense for the quarter ended June 30, 2025, increased $135,000 from the $7.6 million reported for the quarter ended March 31, 2025.

The efficiency ratio for the quarter ended June 30, 2025, increased to 61.34%, compared to 53.50% for the quarter ended June 30, 2024. This deterioration was due to an increase in noninterest expense and a decrease in noninterest income, offset by an increase in net interest income.

The Company recorded an income tax provision of $855,000 for the quarter ended June 30, 2025, compared to $1.8 million for the quarter ended June 30, 2024. The effective tax rate for the quarter ended June 30, 2025, was 28.27%, compared to 28.94% and 28.52% for the quarters ended June 30, 2024 and March 31, 2025, respectively.

Six Months Ended June 30, 2025:

For the six months ended June 30, 2025, the Company reported net income of $4.9 million and earnings per basic and diluted share of $0.28, compared to net income of $8.5 million and $0.49 per basic and diluted share for the six months ended June 30, 2024. Net income for the six months ended June 30, 2025, decreased 42.65% when compared to the six months ended June 30, 2024. The decrease is primarily the result of an increase of $4.0 million in the provision for credit losses, an increase of $2.1 million in deposit interest expense, and an increase of $1.6 million in noninterest expense, partially offset by a decrease of $2.6 million in short-term borrowing expense, a decrease of $1.5 million in the income tax provision, a change of $472,000 on the fair value of TruPS, and an increase of $651,000 in loan and fee income. ROAE for the six months ended June 30, 2025, was 7.31%, compared to 13.64% for the six months ended June 30, 2024. ROAA was 0.82% for the six months ended June 30, 2025, compared to 1.42% for the six months ended June 30, 2024. The decrease in both ratios was due primarily to the decrease in income between the two periods.

The annualized average cost of deposits was 1.10% for the six months ended June 30, 2025, compared to 0.75% for the six months ended June 30, 2024. Average interest-bearing deposits increased 13.9% between the periods ended June 30, 2024, and 2025, from $597.6 million to $680.9 million, respectively. Included in the increase in interest-bearing deposits are purchased brokered deposits with an average balance of $100.0 million for the six months ended June 30, 2025. At June 30, 2024, the Bank held $50.0 million in brokered deposits. The average rate paid for brokered deposits for the six months ended June 30, 2025 was 4.55%. The average rate paid for brokered deposits for the six months ended June 30, 2024 was 5.55%. The annualized average cost of funds was 1.12% for the six months ended June 30, 2025, compared to 1.19% for the six months ended June 30, 2024. This decrease was due to decreases in short-term borrowings and short-term borrowing rates, partially offset by increases in rates paid on deposits.

Net interest income, before the provision for credit losses, was $24.2 million for the six months ended June 30, 2025, representing a $923,000, or 3.97%, increase from the $23.2 million reported at June 30, 2024. The increase in net interest income was driven by increases in loan-interest income and decreases in interest expense on short-term borrowings, offset by increases in interest expense on deposits. Also included in the increase in net interest income was an $890,000 interest payment related to a nonaccrual loan payoff. The Company’s net interest margin of 4.46% for the six months ended June 30, 2025, increased from 4.31% for the six months ended June 30, 2024. The increase in the net interest margin is due to increases in yields on loans and decreases in interest rates on short-term borrowings and TruPS, offset by increases in interest rates on interest-bearing deposits and decreases in yields on overnight investments held at the Federal Reserve. Loan yields increased from 5.99% to 6.05% between the two periods and the cost of interest-bearing liabilities decreased from 1.89% to 1.77%. Interest-bearing liabilities include interest-bearing deposits, short-term borrowings, and TruPS.

Noninterest income for the six months ended June 30, 2025, totaled $2.1 million, or a decrease of $449,000 from the $2.6 million in noninterest income reported for the six months ended June 30, 2024. The decrease is partially the result of a $573,000 gain on proceeds from life insurance realized during the six months ended June 30, 2024, partially offset by a decrease in the loss on the fair value of TruPS. A loss of $48,000 was recorded on the fair value of TruPS for the six months ended June 30, 2025, compared to a loss of $520,000 recorded for the six months ended June 30, 2024. The change in the value of TruPS reflected in noninterest income was caused by fluctuations in the Secured Overnight Financing Rate (SOFR) yield curve. Also included in the decrease in noninterest income were decreases in customer service fees of $60,000 and a change of $65,000 in loss on sale of assets.

Noninterest expense for the six months ended June 30, 2025, totaled $15.3 million, reflecting a $1.6 million increase over the $13.7 million reported for the six months ended June 30, 2024. The increase between the two periods resulted partially from increases of $1.1 million in salaries and employee benefit expenses, $497,000 in data processing expenses, and $155,000 in occupancy expense. Salaries and employee benefits increased primarily due to increases of $454,000 in group insurance costs, $304,000 in stock-based compensation expense, and $198,000 in employee salaries. Data processing expenses increased due to increases in core processing expense.

The efficiency ratio for the six months ended June 30, 2025, increased to 58.52%, compared to 53.23% for the quarter ended June 30, 2024. This deterioration was due to an increase in noninterest expense and a decrease in noninterest income, offset by an increase in net interest income.

The Company recorded an income tax provision of $1.9 million for the six months ended June 30, 2025, compared to $3.4 million for the six months ended June 30, 2024. The effective tax rate for the six months ended June 30, 2025, was 28.41%, compared to 28.95% for the six months ended June 30, 2024.

Balance Sheet Review

Total assets increased $2.4 million, or 0.20%, between December 31, 2024, and June 30, 2025. Gross loan balances increased $19.0 million, investment securities decreased $10.3 million, and total cash and cash equivalents decreased $7.1 million. Increases in gross loans included increases of $15.4 million in agricultural loans, $15.2 million in real estate construction and development loans, and $4.2 million in real estate mortgage loans, offset by decreases of $11.2 million in commercial and industrial loans and $4.7 million in installment loans. Declines in the investment portfolio were primarily the result of calls on two corporate securities with book values totaling $9.0 million and $5.3 million, partially offset by a $4.2 million decrease in unrealized losses. Unfunded loan commitments increased from $204.0 million at December 31, 2024, to $221.8 million at June 30, 2025. OREO balances increased from $4.6 million at December 31, 2024, to $7.9 million at June 30, 2025. This increase was due to a foreclosure on nonaccrual loans resulting in the transfer of $3.3 million to OREO.

Total deposits decreased $2.0 million, or 0.18%, to $1.06 billion during the six months ended June 30, 2025. This was due to decreases of $13.8 million in interest-bearing deposits, offset by increases of $11.9 million in noninterest-bearing deposits. Included in interest-bearing deposits at June 30, 2025 and December 31, 2024, were brokered DDA accounts totaling $100.3 million. The average rate paid for brokered deposits for the quarter ended June 30, 2025 was 4.55%. NOW and money market accounts decreased $15.7 million, time deposits decreased $1.2 million, and savings accounts increased $3.1 million. In total, NOW, money market and savings accounts decreased 2.03% to $606.5 million at June 30, 2025, compared to $619.1 million at December 31, 2024. Noninterest-bearing deposits increased 3.30% to $372.0 million at June 30, 2025, compared to $360.2 million at December 31, 2024. Core deposits, which are comprised of noninterest-bearing deposits, NOW, money market, savings accounts, and time deposits less than $250,000, decreased $1.2 million. Purchased brokered deposits are not included in core deposits.

Shareholders’ equity at June 30, 2025, totaled $134.3 million, an increase of $3.9 million from the $130.4 million reported at December 31, 2024. The increase in equity was the result of $4.9 million in net income and a decrease of $2.8 million in accumulated other comprehensive loss, partially offset by $4.2 million in dividend payments. At June 30, 2025, accumulated other comprehensive loss totaled $11.6 million, compared to $14.4 million at December 31, 2024. The decrease in accumulated other comprehensive loss was primarily the result of a decrease of $2.8 million in net unrealized losses, net of tax, on investment securities. Changes in unrealized losses on the investment portfolio are attributed to changes in interest rates, not credit quality. The Company does not intend to sell, and it is more likely than not that it will not be required to sell, any securities held at an unrealized loss. On July 1, 2025, the Company made a partial redemption of $3.0 million of TruPS, which was accrued for at June 30, 2025.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.12 per share on June 24, 2025. The dividend will be paid on July 22, 2025, to shareholders of record as of July 7, 2025, and is included in other liabilities as of June 30, 2025. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well-capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $4.2 million for the six months ended June 30, 2025, compared to a provision of $192,000 for the six months ended June 30, 2024. The provisions recorded during 2025 and 2024 were primarily driven by charge-offs within the student loan portfolio. Net loan charge-offs totaled $4.0 million for the six months ended June 30, 2025, compared to $641,000 for the six months ended June 30, 2024.

The Company’s allowance for credit losses totaled 1.68% of the loan portfolio at June 30, 2025, compared to 1.72% at December 31, 2024. Management considers the allowance for credit losses at June 30, 2025, to be adequate.

Non-performing assets, comprised of nonaccrual loans, other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased $3.4 million between December 31, 2024, and June 30, 2025, to $13.8 million. As a percentage of total assets, non-performing assets decreased from 1.42% at December 31, 2024, to 1.14% at June 30, 2025. The decrease in non-performing assets is primarily attributed to a decrease of $6.5 million in nonaccrual loans, partially offset by an increase of $3.3 million in OREO balances. During the first quarter of 2025, the Bank foreclosed on nonaccrual loans totaling $3.3 million and transferred the amount to OREO. Also included in the decrease in nonaccrual loans for the six months ended June 30, 2025, was the payoff of a nonaccrual loan with a principal balance of $3.2 million, accrued interest of $890,000, and recovery of loan-related expenses of $168,000.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 13 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Fowler, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (net income before non-core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial table, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company’s operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income as an indicator of the Company’s operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.

Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures, labor shortages, and global conflict and unrest; (2) geopolitical and domestic political developments that can increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, and increase the volatility of financial markets; (3) the current administration’s rapid-fire policy pronouncements, executive orders and imposition of tariffs (and the threat thereof) create an unpredictable regulatory landscape and have increased market volatility and disruptions that could affect the availability and cost of capital, the valuation of our assets, the stability of our funding sources, and the financial health and operations of our borrowers, particularly our borrowers connected to agriculture and construction; (4) the impact of natural disasters, droughts, earthquakes, floods, wildfires, terrorist attacks, health epidemics, and threats of war or actual war, including current military actions involving the Russian Federation and Ukraine and the conflict in the Middle East, which may impact the local economy and/or the condition of real estate collateral; (5) changes in general economic and financial market conditions, either nationally or locally; (6) fiscal policies of the U.S. government, including interest rate policies of the Board of Governors of the Federal Reserve System and the resulting impact on the Company’s interest-rate sensitive assets and liabilities; (7) changes in banking laws or regulations and government policies that could lead to a tightening of credit and/or a requirement that the Company raise additional capital; (8) increased competition in the Company’s markets, impacting the ability to execute its business plans; (9) continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than the Company is, and the Company’s response to competitive pressure; (10) loss of, or inability to attract, key personnel; (11) unanticipated deterioration in the loan portfolio, credit losses, and the sufficiency of the allowance for credit losses; (12) the ability to grow the loan portfolio due to constraints on concentrations of credit; (13) challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services; (14) the impact of technological changes and the ability to develop and maintain secure and reliable electronic communication systems, including failures in or breaches of the Company’s operational and/or security systems or infrastructure, and the Company’s ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft, and other attacks on the Company’s information technology systems or on the third-party vendors who perform functions for the Company; (15) the failure to maintain effective controls over financial reporting; (16) risks related to the sufficiency of liquidity, including the quality and quantity of the Company’s deposits and the ability to attract and retain deposits and other sources of funding and liquidity; (17) adverse developments in the financial services industry generally, such as the bank failures in 2023 and 2024 and any related impact on depositor behavior or investor sentiment; (18) the possibility that the recorded goodwill could become impaired which may have an adverse impact on earnings and capital; (19) asset/liability matching risks; and (20) changes in accounting policies or procedures.

The Company does not undertake (and expressly disclaims) any obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances except as may be required by law. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2024, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(In thousands, except share data)	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$49,091	$56,211
Investment securities (at fair value)
Available-for-sale (AFS) debt securities net of allowance for credit losses of $0 (amortized cost of $165,252 and $179,753, respectively)	147,041	157,382
Marketable equity securities	3,382	3,326
Total investment securities	150,423	160,708
Loans	949,279	930,244
Unearned fees and unamortized loan origination costs - net	(1,950)	(1,782)
Allowance for credit losses	(15,965)	(16,046)
Net loans	931,364	912,416
Premises and equipment - net	8,583	8,668
Accrued interest receivable	7,929	8,104
Other real estate owned (OREO)	7,852	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	13,479	14,419
Cash surrender value of life insurance - net	20,956	20,692
Investment in limited partnerships	4,275	4,275
Operating lease right-of-use assets	2,716	3,069
Other assets	12,981	14,086
Total assets	$1,214,137	$1,211,718
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$372,027	$360,152
Interest-bearing	683,642	697,470
Total deposits	1,055,669	1,057,622
Operating lease liabilities	2,807	3,161
Other liabilities	9,576	9,001
Junior subordinated debentures (TruPS) (at fair value)	11,831	11,572
Total liabilities	1,079,883	1,081,356
Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,475,927 at June 30, 2025 and 17,364,894 at December 31, 2024	61,727	61,267
Retained earnings	84,103	83,447
Accumulated other comprehensive loss, net of tax	(11,576)	(14,352)
Total shareholders’ equity	134,254	130,362
Total liabilities and shareholders’ equity	$1,214,137	$1,211,718

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended			Six Months Ended
(In thousands, except share and per-share data)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Interest Income:
Interest and fees on loans	$13,765	$13,943	$13,576	$27,707	$27,056
Interest on investment securities	1,140	1,206	1,303	2,346	2,657
Interest on deposits at other banks	99	134	93	233	137
Total interest income	15,004	15,283	14,972	30,286	29,850
Interest Expense:
Interest on deposits	2,868	2,780	1,857	5,649	3,581
Interest on other borrowed funds	273	207	1,593	481	3,036
Total interest expense	3,141	2,987	3,450	6,130	6,617
Net Interest Income	11,863	12,296	11,522	24,156	23,233
Provision for Credit Losses	1,858	2,300	19	4,158	192
Net Interest Income after Provision for Credit Losses	10,005	9,996	11,503	19,998	23,041
Noninterest Income:
Customer service fees	726	638	718	1,364	1,424
Increase in cash surrender value of bank-owned life insurance	132	132	130	264	267
Gain on proceeds from bank-owned life insurance	—	—	573	—	573
(Loss) gain on fair value of junior subordinated debentures (TruPS)	(317)	270	(225)	(48)	(520)
(Loss) gain on sale of assets	(54)	—	—	(54)	11
Other	271	320	321	596	816
Total noninterest income	758	1,360	1,517	2,122	2,571
Noninterest Expense:
Salaries and employee benefits	4,033	3,926	3,390	7,959	6,888
Occupancy expense	930	966	884	1,896	1,741
Data processing expense	399	407	198	806	309
Technology expense	687	651	650	1,338	1,414
Professional fees	350	646	642	996	886
Loan-related expenses	116	17	217	133	432
Regulatory assessments	169	173	162	342	335
Director fees	101	102	103	203	232
Other	954	716	727	1,671	1,471
Total noninterest expense	7,739	7,604	6,973	15,344	13,708
Income Before Provision for Taxes	3,024	3,752	6,047	6,776	11,904
Provision for Income Taxes	855	1,070	1,750	1,925	3,446
Net Income	$2,169	$2,682	$4,297	$4,851	$8,458
Net income per common share
Basic	$0.13	$0.16	$0.25	$0.28	$0.49
Diluted	$0.13	$0.16	$0.25	$0.28	$0.49
Weighted average common shares outstanding
Basic	17,235,873	17,229,743	17,186,266	17,232,825	17,178,566
Diluted	17,260,392	17,261,452	17,187,266	17,261,463	17,179,559

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Average Balances:
Loans (1)	$931,933	$915,741	$910,404	$923,875	$907,649
Investment securities	154,301	160,877	165,550	157,570	171,413
Interest-bearing deposits in other banks	8,730	12,109	6,795	10,410	5,007
Total interest-earning assets	1,094,964	1,088,727	1,082,749	1,091,855	1,084,069
Allowance for credit losses	(15,358)	(15,939)	(15,454)	(15,647)	(15,563)
Nonaccrual loans	5,685	7,933	11,938	6,809	11,759
Cash and non-interest-bearing deposits in other banks	34,109	32,524	33,732	33,321	32,648
Other real estate owned	7,906	6,946	4,582	7,429	4,582
Other non-earning assets	75,716	76,000	77,364	75,784	76,614
Total average assets	$1,203,022	$1,196,191	$1,194,911	$1,199,551	$1,194,109

Interest-bearing deposits	$678,779	$683,114	$594,138	$680,934	$597,587
Junior subordinated debentures (TruPS)	12,464	12,464	12,464	12,464	12,464
Short-term borrowings	8,070	2,790	102,469	5,445	93,953
Total interest-bearing liabilities	699,313	698,368	709,071	698,843	704,004
Noninterest-bearing deposits	356,026	352,936	350,911	354,417	356,364
Other liabilities	12,542	11,751	9,570	12,148	9,098
Total liabilities	1,067,881	1,063,055	1,069,552	1,065,408	1,069,466
Total equity	135,141	133,136	125,359	134,143	124,643
Total liabilities and equity	$1,203,022	$1,196,191	$1,194,911	$1,199,551	$1,194,109

Average Rates:
Loans (1)	5.92%	6.17%	6.00%	6.05%	5.99%
Investment securities	2.96%	3.04%	3.17%	3.00%	3.12%
Interest-bearing deposits in other banks	4.55%	4.49%	5.50%	4.51%	5.50%
Total earning assets	5.50%	5.69%	5.56%	5.59%	5.54%
Interest bearing deposits	1.70%	1.65%	1.26%	1.67%	1.21%
Total deposits	1.11%	1.09%	0.79%	1.10%	0.75%
Short-term borrowings	4.77%	4.51%	5.44%	4.70%	5.61%
Junior subordinated debentures (TruPS)	5.70%	5.73%	6.71%	5.71%	6.73%
Total interest-bearing liabilities	1.80%	1.73%	1.96%	1.77%	1.89%
Net interest margin (2)	4.35%	4.58%	4.28%	4.46%	4.31%
(1) Average loans do not include nonaccrual loans but do include interest income recovered from previously charged-off loans, unearned fees, and unamortized loan origination costs.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(In thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Cash and cash equivalents	$49,091	$37,894	$56,211	$47,915	$38,757
Investment securities	150,423	160,534	160,708	168,835	166,316
Loans, net of unearned fees and unamortized loan origination costs	947,329	920,653	928,462	975,151	949,413
Allowance for credit losses	(15,965)	(15,356)	(16,046)	(16,523)	(15,323)
Net loans	931,364	905,297	912,416	958,628	934,090
Other assets	83,259	88,066	82,383	79,998	80,659
Total assets	$1,214,137	$1,191,791	$1,211,718	$1,255,376	$1,219,822

Non-interest-bearing deposits	$372,027	$359,135	$360,152	$360,117	$372,886
Interest-bearing deposits	683,642	667,078	697,470	704,904	633,728
Total deposits	1,055,669	1,026,213	1,057,622	1,065,021	1,006,614
Other liabilities	24,214	32,702	23,734	57,499	85,858
Total liabilities	1,079,883	1,058,915	1,081,356	1,122,520	1,092,472
Total shareholders’ equity	134,254	132,876	130,362	132,856	127,350
Total liabilities and shareholder’s equity	$1,214,137	$1,191,791	$1,211,718	$1,255,376	$1,219,822

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(In thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total interest income	$15,004	$15,283	$15,146	$15,755	$14,972
Total interest expense	3,141	2,987	3,342	3,943	3,450
Net interest income	11,863	12,296	11,804	11,812	11,522
Provision for credit losses	1,858	2,300	1,213	1,558	19
Net interest income after provision for credit losses	10,005	9,996	10,591	10,254	11,503
Total non-interest income	758	1,360	120	2,023	1,517
Total non-interest expense	7,739	7,604	7,430	7,142	6,973
Income before provision for taxes	3,024	3,752	3,281	5,135	6,047
Provision for income taxes	855	1,070	786	1,306	1,750
Net income	$2,169	$2,682	$2,495	$3,829	$4,297

United Security Bancshares
Nonperforming Assets (unaudited)
(Dollars in thousands)	June 30, 2025	December 31, 2024
Real estate - construction and development	$5,698	$12,198
Total nonaccrual loans	5,698	12,198
Loans past due 90 days and still accruing	274	421
Total nonperforming loans	5,972	12,619
Other real estate owned	7,852	4,582
Total nonperforming assets	$13,824	$17,201

Nonperforming loans to total gross loans	0.63%	1.36%
Nonperforming assets to total assets	1.14%	1.42%
Allowance for credit losses to nonperforming loans	267.33%	127.16%

United Security Bancshares
Selected Financial Data (unaudited)
	Six months ended June 30,
	2025	2024
Return on average assets	0.82%	1.42%
Return on average equity	7.31%	13.64%
Efficiency ratio (1)	58.52%	53.23%
Annualized net charge-offs to average loans	0.87%	0.14%

	June 30, 2025	December 31, 2024
Shares outstanding - period end	17,475,927	17,364,894
Book value per share	$7.68	$7.51
Tangible book value per share	$7.43	$7.25
Loan-to-deposit ratio	89.74%	87.79%
Allowance for credit losses to total loans	1.68%	1.72%
Tier 1 capital to adjusted average assets (leverage ratio):
Company	12.83%	12.57%
Bank	12.56%	12.59%
(1) Efficiency ratio is total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (unaudited)
	Six months ended June 30,
(Dollars in thousands)	2025	2024	Change $	Change %
Net income	$4,851	$8,458	$(3,607)	(42.6)%
Junior subordinated debentures (TruPS) fair value adjustment (1)	(48)	(520)
Income tax effect	14	154
Non-core items net of taxes	(34)	(366)
Non-GAAP core net income	$4,885	$8,824	$(3,939)	(44.6)%

(1)Junior subordinated debentures fair value adjustment is not part of core income and depending upon market rates, can add to or subtract from core income and mask non-GAAP core income change.